Integrated Environmental Technologies, Ltd. Reaps Benefits from Customers Finding New Ways to Profit From EcaFlo(R) Equipment and Solutions

Wednesday February 14, 9:00 am ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--Integrated Environmental Technologies, Ltd. (OTCBB: IEVM - News) announced that Yates Petroleum Company, of Artesia, New Mexico, has purchased additional EcaFlo® equipment due to successes realized by the anolyte-generating EcaFlo® equipment purchased from the I.E.T., Inc. in the fall of 2005. Yates Petroleum Company has used I.E.T.'s EcaFlo® equipment and solutions in the Dayton Field of the Permian Basin area of southeastern New Mexico. "I.E.T.'s anolyte biocide was produced on-site by EcaFlo® equipment and wells were 'shock' treated with 2-3 barrels of 450+ ppm FAC anolyte solution poured down the back side of the well. After just two or three treatments, wells which had been producing hydrogen sulfide gas and 'black' water showed improvement in the quality of the produced water, elimination of hydrogen sulfide gas and a reduction in bacteria and biomass down-hole," stated Bruce Lanier, Yates Corrosion Technician. Lanier added, "The overall quality of the producing wells, compromised by bacteria in the well bore, was dramatically improved after treatment with I.E.T.'s EcaFlo® anolyte biocide. As a result, we have installed a second, and larger, unit to treat wells in our Eagle Creek Field."

I.E.T., Inc. is a wholly-owned, operating subsidiary of Integrated Environmental Technologies, Ltd. I.E.T.'s EcaFlo® equipment produces environmentally-responsible anolyte, which can be used to manage bacteria in stimulation and "frac" fluids in production wells and to improve production in wells impacted by down-hole growth of bacteria and restrictive biomass. Anolyte solution also can remove scale and biofilm buildup from piping and systems, improving performance and enhancing well production. Electrochemical activation (ECA) is innovatively deployed by I.E.T.'s EcaFlo® equipment, using water and a minute amount of sodium chloride, as the active ingredient, and reliably producing anolyte (non-hazardous hypochlorous acid) at an average of 500 ppm Free Available Chlorine (FAC) and at neutral pH (6.8-7.0).

To learn more about Integrated Environmental Technologies, Ltd and I.E.T., Inc., please visit our websites at www.ietltd.net (Investor Relations) and www.ietusa.net (Product).

Forward-Looking Statements: The statements in this press release regarding future opportunities and any other effect, result or aspect of EcaFlo® equipment and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including but not limited to, costs and difficulties related to the sale of EcaFlo® equipment, the state of the Company's current operations, results of tests, applicability of the Company's technology, costs, delays, and any other difficulties related to the Company's business plan, the company's sources of liquidity, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, marketability of the Company's EcaFlo® equipment, effects of anolyte, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, President and CEO, 843-390-2500

president@ietltd.net